Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN FISCAL YEAR SALES OFF TO A GOOD START; CONFIRMS FULL YEAR GUIDANCE

Louisville, KY, September 1, 2010 – Brown-Forman confirms its guidance for fiscal 2011 following its first quarter performance.  Improving upon its full year fiscal 2010 performance, the company grew underlying1 net sales 3% and reported net sales 1%, to $745 million during the quarter.  Paul Varga, the company’s chief executive officer stated, “In what remains a sluggish environment, we performed within our expectations for our first quarter.  Continuing our trends of the prior two quarters, we posted good underlying growth in sales and gross profit.  This growth was driven by a strong net sales performance internationally.”

Operating income for the three months ended July was $173 million and earnings per share were $0.76.  An increase in operating expenses, including planned strategic investments in  selling, general, and administrative spending concentrated in the first part of the fiscal year, incremental pension expenses, and higher brand spending resulted in a modest decline in underlying operating income for the quarter when compared to the same period last year.  Commenting further, Varga said, “We expect net sales to continue to grow in line with trends of the prior two quarters, operating expenses to moderate later in the year, and underlying operating income to grow in the mid-single digits for the full fiscal year.”

Brown-Forman’s net sales growth was broad based.  Key brand contributions to growth came from the Jack Daniel’s family, el Jimador, New Mix, Sonoma-Cutrer, Woodford Reserve, Tequila Herradura, and Finlandia, while Southern Comfort declined.  The company’s international growth continued as gains in several markets including Australia, Germany, Mexico, the U.K., and Turkey drove top-line growth and offset soft performance in the U.S.  The company continued its introduction and expansion of brand and marketing innovations during the quarter.  New packages for the Southern Comfort family, Chambord, and Tuaca are now on retail shelves.  Shipments of Chambord Vodka and Southern Comfort Lime also began during the quarter.  These and other innovations are expected to increase brand awareness and to contribute to incremental sales, although their near-term impact is projected to be relatively minor.  For fiscal 2011, Brown-Forman expects to continue its solid underlying growth in net sales of the last few quarters and to benefit from broad-based sales growth through its portfolio development and geographic expansion.

Planned and timing related increases in operating expenses offset the growth in net sales for the first quarter as underlying operating income decreased 1% while reported operating income was down 10%, primarily due to the negative impact of foreign exchange.  Total operating expenses were up 8% as reported advertising expense was flat and reported selling, general, and administrative expense increased 13%.  Excluding the effect of the stronger U.S. dollar, underlying advertising expense increased 2%.  The company continued to optimize its mix of total brand investment by reallocating resources among brands, geographies, and channels that enable it to effectively and efficiently reach consumers around the world.  Off-premise activities and international markets continued to receive increased focus.  Brown-Forman expects to remain flexible in directing brand spending and resources to activities that support the business in the current environment while positioning the company for long-term growth.

Reported selling, general, and administrative expense was affected by costs associated with changes to the company’s route-to-market, particularly in Germany and Brazil where the company is developing its own distribution capabilities.  Also during the quarter, Brown-Forman recognized an incremental $5 million of pension expense compared to the same period last year, driven by a reduction in the discount rate.  This incremental pension expense is expected to recur each quarter throughout the year.  In addition, while Brown-Forman is still benefiting from the reduced cost base following its fiscal 2009 early retirement program and reduction in force, expenses were higher due to the timing of various strategic investments around the world.  These investments are expected to contribute to the continued global expansion of the company.  Despite the first quarter decline in operating income, Brown-Forman believes it will grow its underlying operating income during fiscal 2011 in the mid-single digits.

During the quarter, the company repurchased a combined total of $47 million of Class A and Class B shares as part of its $250 million authorization which expires on December 1, 2010.  Through August 31, 2010, total program repurchases were $53 million. In July 2010, Brown-Forman declared a regular quarterly cash dividend of $0.30 per share on Class A and Class B common stock.  The cash dividend is payable on October 1, 2010 to stockholders of record on September 7, 2010.

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first quarter of fiscal 2011, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.

Full-Year Outlook

Brown-Forman confirms its fiscal 2011 full-year earnings outlook of $2.98 to $3.38 per share.  Although current foreign exchange rate levels place expected results in the upper half of the guidance, the company remains cautious this early in the year, particularly before the important holiday period.  Many uncertainties persist including potential improvements or deterioration of the global economic and consumer environments, predominantly as they relate to the U.S. market and the Southern Comfort brand.  Additionally, unexpected success or disruption from distribution moves, changes in distributor and retail inventory levels, consumer response to innovation activities, and the volatility in foreign exchange rates could affect the company’s performance.  Brown-Forman continues to anticipate underlying operating income growth in the mid-single digits for its fiscal 2011.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 94510131.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
continuing or renewed pressure on global economic conditions or political, financial, or equity market turmoil (and related credit and capital market instability and  illiquidity); high unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.

•
successful implementation and effectiveness of business and brand strategies and innovations, including distribution, marketing, promotional activity, favorable trade and consumer reaction to our product line extensions, formulation, and packaging changes

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities
•
prolonged continuation or acceleration of the declines in consumer confidence or spending, whether related to economic conditions, wars, natural or other disasters, weather, pandemics, security threats, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, sell, price, or market our products, including advertising and promotion; regulatory compliance costs
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns and discount rates related to pension assets, higher interest rates, or significant fluctuations in inflation rates
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior and our ability to anticipate and respond to them, including reduction of bar, restaurant, hotel or other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or reductions in travel

•	changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
•
distribution arrangement and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs

•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or for those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•
climate changes, agricultural uncertainties, environmental calamities, our suppliers’ financial hardships or other factors that affect the  availability, price, or quality of grapes, agave, grain, glass, energy, closures, plastic, or wood

•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from litigation or domestic or foreign governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2009 and 2010
(Dollars in millions, except per share amounts)

	2009	2010	Change

Net sales	$737.9	$744.9	1%
Excise taxes	167.1	175.5	5%
Cost of sales	190.7	190.6	0%
Gross profit	380.1	378.8	0%
Advertising expenses	76.0	76.3	0%
Selling, general, and administrative expenses	117.2	131.9	13%
Amortization expense	1.3	1.3
Other (income) expense, net	(6.4)	(3.4)
Operating income	192.0	172.7	(10%)
Interest expense, net	7.1	6.2
Income before income taxes	184.9	166.5	(10%)
Income taxes	63.5	55.1
Net income	$121.4	$111.4	(8%)

Earnings per share:
Basic	$0.81	$0.76	(6%)
Diluted	$0.81	$0.76	(6%)

Gross margin	51.5%	50.9%
Operating margin	26.0%	23.2%

Effective tax rate	34.4%	33.1%

Cash dividends paid per common share	$0.2875	$0.3000

Shares (in thousands) used in the
calculation of earnings per share
Basic	149,604	146,570
Diluted	150,271	147,385

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	July 31,
	2010	2010
Assets:
Cash and cash equivalents	$231.6	$260.8
Accounts receivable, net	418.0	411.6
Inventories	650.6	671.9
Other current assets	226.3	200.2
Total current assets	1,526.5	1,544.5

Property, plant, and equipment, net	467.8	451.8
Goodwill	666.5	664.9
Other intangible assets	669.6	667.8
Other assets	52.6	52.9
Total assets	$3,383.0	$3,381.9

Liabilities:
Accounts payable and accrued expenses	$342.4	$313.8
Dividends payable	--	43.9
Short-term borrowings	187.5	208.8
Other current liabilities	15.7	41.2
Total current liabilities	545.6	607.7

Long-term debt	507.9	508.8
Deferred tax liabilities	82.2	81.0
Accrued postretirement benefits	283.4	258.6
Other liabilities	68.9	58.9
Total liabilities	1,488.0	1,515.0

Stockholders’ equity	1,895.0	1,866.9

Total liabilities and stockholders’ equity	$3,383.0	$3,381.9

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2009 and 2010
(Dollars in millions)

	2009	2010

Cash provided by operating activities	$117.8	$96.6

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	--	11.0
Additions to property, plant, and equipment	(6.8)	(6.9)
Other	(1.2)	(0.6)
Cash (used for) provided by investing activities	(8.0)	3.5

Cash flows from financing activities:
Net change in short-term borrowings	(84.1)	21.3
Acquisition of treasury stock	(51.1)	(47.8)
Dividends paid	(43.2)	(44.0)
Other	0.7	3.1
Cash used for financing activities	(177.7)	(67.4)

Effect of exchange rate changes
on cash and cash equivalents	14.3	(3.5)

Net (decrease) increase in cash and cash equivalents	(53.6)	29.2

Cash and cash equivalents, beginning of period	340.1	231.6

Cash and cash equivalents, end of period	$286.5	$260.8

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2010	April 30, 2010

Reported change in net sales	1%	1%
Impact of foreign currencies	1%	-
Estimated net change in distributor inventories	1%	(1%)
Discontinued brands	-	1%

Underlying change in net sales	3%	1%

Reported change in gross profit	0%	2%
Impact of foreign currencies	2%	1%
Estimated net change in distributor inventories	1%	(1%)
Non-cash agave charge (FY2009)	-	(1%)

Underlying change in gross profit	3%	1%

Reported change in advertising	0%	(9%)
Impact of foreign currencies	2%	(1%)
Discontinued brands	-	1%

Underlying change in advertising	2%	(9%)

Reported change in SG&A	13%	(1%)
Changes in route-to-market	(2%)	-
Impact of foreign currencies	1%	-
Reduction in workforce	-	2%

Underlying change in SG&A	12%	1%

Reported change in operating income	(10%)	7%
Changes in route-to-market	1%	-
Estimated net change in distributor inventories	2%	(2%)
Impact of foreign currencies	6%	1%
Non-cash agave charge (FY2009)	-	(4%)
Reduction in workforce	-	(2%)
Impairment charge	-	2%
Discontinued brands	-	4%

Underlying change in operating income	(1%)	6%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has historically translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  The company believes that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in the tequila or any other business that includes the growth and harvesting of raw materials, Brown-Forman believes that the magnitude of this item distorts the underlying trends of the business.  Therefore, the company believes that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Changes in route-to-market – Refers to expenses associated with the changes to the company’s distribution structure in Germany, Canada, and Brazil.  The company believes that excluding these costs allows both management and investors to understand better Brown-Forman’s growth trends.

Reduction in workforce – Refers to the $12 million of charges associated with the reduction in global workforce, including the early retirement program, during April 2009.  Brown-Forman believes that excluding those costs provides investors a better understanding of the company’s cost base.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Three Months Ended July 31, 2010

	% Change vs. Q1 FY2010
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion3	Reported	Constant Currency
Jack Daniel’s Family of Brands	9%	4%	2%	4%
Jack Daniel’s Family of Whiskey Brands4	3%	3%	(1%)	2%
Jack Daniel’s RTD5	19%	19%	27%	19%
el Jimador Family of Brands	16%	17%	34%	28%
el Jimador	17%	17%	30%	25%
New Mix RTD6	16%	16%	40%	33%
Finlandia	3%	3%	(0%)	1%
Southern Comfort Family of Brands	(2%)	(6%)	(5%)	(3%)
Southern Comfort7	(6%)	(6%)	(2%)	0%
Southern Comfort RTD/RTP8	16%	16%	(22%)	(26%)
Fetzer Valley Oaks	(7%)	(7%)	(7%)	(8%)
Canadian Mist	(8%)	(8%)	(12%)	(12%)
Korbel Champagne	0%	0%	5%	5%
Super-Premium Other9	8%	8%	7%	6%
Rest of Brand Portfolio (excl. Discontinued Brands)	(14%)	(14%)	(6%)	(8%)
Total Active Brands10	4%	0%	1%	2%
Note: Totals may differ due to rounding

1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales figures are shipment based.
3 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
4 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel.
5 Refers to all RTD line extensions of Jack Daniel’s.
6 RTD brand produced with el Jimador tequila.
7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort Lime.
8 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort; excludes Southern Comfort Lime due to its higher proof.
9 Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve.
10 Total continuing brand reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the additional step of adding the foreign currencies adjustment.

Additional Commentary:

•	For the Jack Daniel’s Family of Whiskey Brands, fiscal 2011 first quarter depletion gains in Spain, France, the travel retail channel, and the U.K. outpaced declines in the U.S.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 9% in the first quarter of fiscal 2011.  U.S. depletions for the brand declined 4% for the quarter due in part to difficult comparisons a year ago where there was buy-in in a couple of states in advance of state excise tax increases.

•	Gentleman Jack’s and Jack Daniel’s Single Barrel’s depletions, reported net sales and constant currency net sales continued to outperform the parent brand during the three month period.

•
Jack Daniel’s RTDs registered significant double-digit growth in net sales on both a reported and constant currency basis for the first quarter as the brands continued to benefit from strong volumetric gains in Australia, Germany, U.K., Mexico, and Italy and further geographic expansion into other markets.  Notably, Jack Daniel’s RTDs registered these gains after growing the prior year first quarter reported and constant currency net sales 41% and 64%, respectively.

•
Finlandia’s depletions returned to growth during the first quarter amid a strong performance in Russia and a soft comparison a year ago when much of Eastern Europe experienced trade inventory reductions.

•
Southern Comfort RTD/RTP sales trends were affected by cycling pipeline fill last year related to the introduction of Southern Comfort Sweet Tea and Southern Comfort Hurricane. The company believes Southern Comfort liqueur in the U.S. continued to be affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.

•
el Jimador’s growth continued due to strong double-digit depletion gains in the U.S. and expansion into international markets outside of Mexico.   New Mix benefited from geographic expansion into the U.S.  In Mexico, both brands benefited from cycling the period last year which was affected by the H1N1 flu scare.

•	A decline in one agency brand’s volume following price increases accounted for approximately half of the total declines in the rest of the portfolio.